Exhibit 99.1

Walker & Dunlop Reports

Second Quarter 2014 Results

SECOND QUARTER 2014 HIGHLIGHTS

•	Loan origination volume of $2.4 billion

•	Adjusted EBITDA[1] of $20.9 million

•	Total revenues of $85.3 million

•	GAAP net income of $12.9 million, or $0.40 per diluted share

•	Servicing portfolio of $39.8 billion at June 30, 2014

Bethesda, MD – August 6, 2014 – Walker & Dunlop, Inc. (NYSE: WD) (the “Company”) announced today total revenues for the second quarter 2014 were $85.3 million, a 6% decrease from $90.7 million for the second quarter 2013. GAAP net income and adjusted net income2 for the second quarter 2014 were both $12.9 million, or $0.40 per diluted share compared to GAAP net income of $14.5 million, or $0.42 per diluted share, and adjusted net income of $15.3 million, or $0.44 per diluted share, for the second quarter 2013. Adjusted EBITDA for the second quarter 2014 was $20.9 million compared to $14.0 million for the second quarter 2013, a 50% increase.

“$2.4 billion in loan originations producing $85.3 million in revenue is fantastic performance given the commercial loan refinancing market is down 23% from 2013 and the GSEs’ origination volumes year-to-date are down 48%,” commented Willy Walker, Walker & Dunlop’s Chairman and CEO. “Walker & Dunlop’s market share with Fannie Mae reached an all-time high of 18% in Q2. With the GSEs back as the dominant providers of capital to the multifamily market, the continued expansion in our other business lines, and the anticipated 73% growth in refinancing volumes between 2014 and 2015, we are very well positioned for future growth.

“Originations with Fannie Mae and Freddie Mac increased 12%, accounting for 65% of our loan originations this quarter. This growth was offset by HUD, which has become a less competitive financing solution at a time when capital is abundant, dropping to only 7% of originations. Originations by our Capital Markets team grew 7% from the second quarter 2013, which included 71% growth in loan placements to Fannie, Freddie, and HUD, confirming the strategy we outlined when we launched the expansion of our Capital Markets team. We increased our average loan size by 22% over the second quarter of 2013, and while competition for deals over $20 million has intensified, leading to slight servicing fee compression, we are very excited to be winning larger and more noteworthy deals. Our CMBS venture is up and running with a strong pipeline and our first securitization is scheduled for the third quarter. Our on-balance-sheet lending grew 74% over the second quarter 2013. We are effectively selling Walker & Dunlop’s scale and position as one of the largest GSE lenders in the country; given the GSEs’ strong performance since the 2014 FHFA scorecard was released in early May, we are very pleased with our current pipeline and outlook for the next several years,” continued Walker.

“Our servicing portfolio finished the quarter at $39.8 billion and continues to show its value to our financial performance as adjusted EBITDA grew to $20.9 million, up 50% over Q2 2013. Focused cost control helped drive adjusted operating margin up to 25% from 19% in the previous quarter. Overall we look forward to the remainder of 2014 with enthusiasm as we build on the momentum gained during the second quarter,” concluded Walker.

OPERATING RESULTS

LOAN ORIGINATIONS were $2.4 billion for the second quarter 2014 compared to $2.6 billion for the second quarter 2013, a 7% decrease. Loan originations with Fannie Mae and Freddie Mac increased 12% and totaled 65% of loan originations for the second quarter 2014 compared to 54% of loan originations for the second quarter 2013. HUD volumes decreased 62% from the second quarter 2013 and represented 7% of total loan originations for the second quarter 2014 compared to 16% for the second quarter 2013. Brokered loan originations decreased 16% over the second quarter 2013 and represented 25% of the quarter’s volume compared to 28% for the second quarter 2013. Interim loan originations of $65.8 million increased 74% from the second quarter 2013 and represented 3% of total loan originations during the second quarter 2014 compared to 1% in the second quarter 2013.

TOTAL REVENUES were $85.3 million for the second quarter 2014 compared to $90.7 million for the second quarter 2013, a 6% decrease. The decrease was driven by a 17% decline in mortgage banking gains, partially offset by a more than 700% increase in net interest income from loans made on our balance sheet, a 56% increase in other revenues and a 7% increase in servicing fees. Servicing fees increased to $24.0 million and were 28% of total revenues in the second quarter 2014. The increase in other revenues was due to a $1.4 million increase in prepayment fees over the second quarter 2013.

GAINS FROM MORTGAGE BANKING ACTIVITIES for the second quarter 2014 were $52.2 million compared to $63.1 million for the second quarter 2013, a 17% decrease. LOAN ORIGINATION FEES were $29.5 million for the second quarter 2014 compared to $34.6 million for the second quarter 2013, a 15% decrease. This decrease was due to the 7% decline in loan originations, particularly the 62% reduction in HUD loan originations, one of our more profitable products. GAINS ATTRIBUTABLE TO MORTGAGE SERVICING RIGHTS (“MSRs”) were $22.8 million for the second quarter 2014 compared to $28.5 million for the second quarter 2013, a 20% decrease. Credit spreads have tightened to near historic lows in recent months across the commercial real estate finance industry. As a result, we have experienced a reduction in the weighted average servicing fees earned on Fannie Mae originations, a portion of which represents our compensation for our risk-sharing obligation. The reduction in the servicing compensation has been most notable in larger deals (over $20 million), where we experience the most competition from banks, life insurance companies and CMBS. For the second quarter 2014, 58% of origination volumes were over $20 million compared to only 46% for the second quarter 2013.

TOTAL EXPENSES were $64.4 million for the second quarter 2014 compared to adjusted total expenses2 of $65.7 million and GAAP total expenses of $66.9 million for the second quarter 2013. The decrease in total expenses was due to decreases in personnel expenses and general corporate operating expenses, partially offset by an increase in corporate debt expense. Personnel expenses for the second quarter 2014 were $34.1 million, a decrease of 9% from $37.3 million for the second quarter 2013, primarily the result of lower commissions paid during the quarter and a reduction in head count. In addition, other operating expenses have decreased from $9.8 million in the second quarter 2013 to $8.3 million in the second quarter 2014, a reduction of 15%. Included in other operating expenses in the second quarter 2013 was a $0.8 million charge for the restructuring of the lease for CWCapital’s former headquarters. Excluding that restructuring charge, other operating expenses declined by 8% from the second quarter 2013. These cost savings were partially offset by an increase of $1.8 million in corporate debt expense as we increased our leverage through our term debt in order to opportunistically repurchase Company shares, fund growth opportunities and for other general corporate purposes.

INCOME FROM OPERATIONS was $20.9 million for the second quarter 2014 compared to adjusted income from operations2 of $25.1 million and GAAP income from operations of $23.8 million for the second quarter 2013. OPERATING MARGIN was 25% for the second quarter 2014 compared to ADJUSTED OPERATING MARGIN2 of 28% and GAAP operating margin of 26% for the second quarter 2013.

ADJUSTED EBITDA was $20.9 million for the second quarter 2014 compared to $14.0 million in the prior year, a 50% increase. The increase is primarily due to growth in servicing fees, increased interest income from loans held for sale and loans held for investment, an increase in prepayment fees, and the benefit of the reduced compensation and other operating expenses year over year.

SERVICING PORTFOLIO

The SERVICING PORTFOLIO totaled $39.8 billion at June 30, 2014, a 5% increase from $37.9 billion at June 30, 2013. With an average loan term of over ten years and the WEIGHTED AVERAGE SERVICING FEE holding steady at 24 basis points, we continue to benefit from this very profitable and stable cash annuity. SERVICING FEES were $24.0 million for the second quarter 2014 compared to $22.4 million for the second quarter 2013, a 7% increase.

CREDIT QUALITY AND RISK-SHARING OBLIGATIONS

The Company’s AT RISK SERVICING PORTFOLIO, which is comprised of loans subject to a defined risk-sharing formula, was $15.7 billion at June 30, 2014 compared to $14.6 billion at June 30, 2013.

The Company’s at risk servicing portfolio continues to demonstrate strong credit performance, as exemplified by the following credit metrics:

There were no 60+ DAY DELINQUENCIES at June 30, 2014; at June 30, 2013 six basis points of the at risk portfolio was 60+ days delinquent.

PROVISION FOR RISK-SHARING OBLIGATIONS associated with loans in the at risk servicing portfolio was $0.4 million for the second quarter 2014 compared to $0.8 million for the second quarter 2013.

The on-balance sheet INTERIM LOAN PORTFOLIO, which is comprised of loans for which we have full risk of loss, was $194.3 million at June 30, 2014 compared to $47.4 million at June 30, 2013. Although all of our interim loans are current and performing as expected, the Company provides a general reserve for potential losses. For the second quarter 2014 the provision for loan losses was a benefit of $0.1 million as certain of the loans in this portfolio were paid in full and previously recorded reserves were reversed. The provision for loan losses in the second quarter 2013 was zero.

NET WRITE-OFFS for the second quarter 2014 were $1.3 million, or one basis point of the June 30, 2014 at risk servicing portfolio, compared to $4.5 million, or three basis points of the June 30, 2013 at risk servicing portfolio, for the second quarter 2013. Net write-offs represent the settlement of the Company’s guaranty obligations related to losses provisioned for in prior periods.

YEAR-TO-DATE RESULTS

TOTAL REVENUES for the six months ended June 30, 2014 were $150.1 million compared to $159.9 million for the same period last year, a 6% decrease. The decrease in total revenues was largely driven by an 8% decrease in LOAN ORIGINATIONS from $4.3 billion to $4.0 billion which also contributed to the decrease in GAINS FROM MORTGAGE BANKING ACTIVITIES from $106.0 million to $86.8 million. Gains attributable to MSRs declined due to the decrease in loan originations and the tightening of credit spreads. This decline in gains attributable to MSRs was partially offset by a 9% growth in servicing fees and increases in both net interest income received from on-balance sheet loans and prepayment fees. In the first six months of 2014, 32% of total revenues came from servicing and asset management fees, up from 27% in the same period last year, moving us closer to our goal of 50% by the end of 2017.

ADJUSTED TOTAL EXPENSES for the six months ended June 30, 2014 were $116.8 million compared to adjusted total expenses of $121.3 million for the six months ended June 30, 2013 a decrease of 4%. Total GAAP expenses for the six months ended June 30, 2014 were $117.3 million compared to total GAAP expenses of $123.8 million for the six months ended June 30, 2013, a decrease of 5%. The decrease in total expenses was due to the reduction in headcount, commissions and other operating expenses over the same period last year, partially offset by an increase in corporate debt expense. Personnel expense as a percentage of total revenues for the six months ended June 30, 2014 was 39% compared to 41% for the same period last year.

OPERATING MARGIN and adjusted operating margin for the six months ended June 30, 2014 were both 22% compared to ADJUSTED OPERATING MARGIN of 24% and GAAP operating margin of 23% for the same period last year. ADJUSTED NET INCOME for the six months ended June 30, 2014 was $20.4 million compared to adjusted net income of $23.8 million for the same period last year. GAAP NET INCOME for the six months ended June 30, 2014 was $20.1 million compared to GAAP net income of $22.3 million for the same period last year.

ADJUSTED EBITDA was $40.7 million for the six months ended June 30, 2014 compared to $27.7 million for the same period last year, a 47% increase. The increase was driven by growth in our non-origination income such as servicing fees and net interest income, as well as by continued expense management.

[1]	Adjusted EBITDA is a non-GAAP financial measure the Company presents to help investors better understand our operating performance. For a reconciliation of adjusted EBITDA to net income, refer to the sections of this press release below titled “Non-GAAP Financial Measures” and “Adjusted Financial Metrics Reconciliation to GAAP.”
[2]	The amortization of customer contracts acquired from CWCapital, and other acquisition and integration costs related specifically to the CWCapital acquisition, are not reflective of our ongoing operations and have been excluded to facilitate a comparison of our period over period results. For details of these adjustments for the three and six month periods ended June 30, 2014 and 2013, and a reconciliation of adjusted net income, adjusted diluted earnings per share, adjusted total expenses, adjusted income from operations, and adjusted operating margin, refer to the sections of this press release below titled “Non-GAAP Financial Measures” and “Adjusted Financial Metrics Reconciliation to GAAP.” There were no adjustments made during the second quarter 2014.

Conference Call Information

The Company will host a conference call to discuss its quarterly results on Wednesday, August 6, 2014 at 8:30 a.m. Eastern time. Analysts and investors interested in participating are invited to call (866) 952-1906 from within the United States or (785) 424-1825 from outside the United States and are asked to reference the Conference ID: WDQ214. A simultaneous webcast of the call will be available on the Investor Relations section of the Walker & Dunlop website at http://www.walkerdunlop.com. Presentation materials, related to the conference call, will be posted to the Investor Relations section of the Company’s website prior to the call.

A telephonic replay of the call will also be available from approximately 11:00 a.m. Eastern time August 6, 2014 through August 20, 2014. Please call (800) 839-1198 from the United States or (402) 220-0458 from outside the United States. An audio replay will also be available on the Investor Relations section of the Company’s website, along with the presentation materials.

About Walker & Dunlop

Through its subsidiary Walker & Dunlop, LLC, Walker & Dunlop, Inc. (NYSE: WD) is one of the leading commercial real estate finance companies in the United States, with a primary focus on multifamily lending. As a Fannie Mae DUS®, Freddie Mac Program Plus® and MAP- and LEAN-approved FHA lender, the Multifamily and FHA Finance groups are focused on lending to property owners, investors, and developers of multifamily properties across the country. The Capital Markets group specializes in financing commercial real estate for owners and investors across the United States, securing capital from large institutions such as life insurance companies, commercial banks, CMBS lenders, pension funds, and specialty finance companies. The Proprietary Capital group develops new financial products and provides institutional advisory, asset management, and investment management services with respect to debt and equity, including bridge financing. Walker & Dunlop, LLC has more than 400 employees located in offices nationwide. For more information about the Company, please visit www.walkerdunlop.com or follow us on Twitter at @Walkerdunlop.

Non-GAAP Financial Measures

To supplement the financial statements presented in accordance with United States generally accepted accounting principles (GAAP), the Company presents the following non-GAAP financial measures, each of which excludes certain expenses that are not reflective of our ongoing operations: adjusted net income, adjusted diluted earnings per share, adjusted total expenses, adjusted income from operations and adjusted operating margin. These supplemental measures exclude the amortization of customer contracts acquired from CWCapital and other acquisition and integration costs related specifically to the CWCapital acquisition.

In addition, the Company presents adjusted EBITDA which is not a recognized measurement under GAAP. When analyzing our operating performance, readers should use adjusted EBITDA in addition to, and not as an alternative for, GAAP net income. Adjusted EBITDA represents GAAP net income before income taxes, interest expense on our term loan facility, depreciation and amortization, provision for credit losses, net of write-offs, stock based incentive compensation charges, and removes the benefit of non-cash revenues such as gains attributable to MSRs. In addition, adjusted EBITDA further excludes the impact of the aforementioned amortization of customer contracts and other acquisition and integration costs related specifically to the CWCapital acquisition. Because not all companies use identical calculations, our presentation of adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, adjusted EBITDA is not intended to be a measure of free cash flow for our management’s discretionary use, as it does not reflect certain cash requirements such as tax and debt service payments. The amounts shown for adjusted EBITDA may also differ from the amounts calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges, that are used to determine compliance with financial covenants.

The Company believes that adjusted net income, adjusted diluted earnings per share, adjusted total expenses, adjusted income from operations and adjusted operating margin facilitate a review of the comparability of the Company’s operating performance on a period-to-period basis because the amortization of customer contracts and other acquisition and integration related costs are not, in our view, related to the Company’s ongoing operational performance. We use these non-GAAP measures, including adjusted EBITDA, to evaluate the operating performance of our business, for comparison with forecasts and strategic plans, and for benchmarking performance externally against competitors. Since we find these measures to be useful, we believe that investors benefit from seeing results “through the eyes” of management in addition to seeing GAAP results. We believe that these non-GAAP measures, when read in conjunction with the Company’s GAAP financials, provide useful information to investors by offering:

•	the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results;

•	the ability to better identify trends in the Company’s underlying business and perform related trend analyses; and

•	a better understanding of how management plans and measures the Company’s underlying business.

These non-GAAP measures are not in accordance with or an alternative for GAAP, and may be different from non-GAAP measures used by other companies. We believe that these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate the Company’s results of operations in conjunction with the corresponding GAAP measures. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. We compensate for the limitations of non-GAAP financial measures by relying upon GAAP results to gain a complete picture of our performance.

For more information on these non-GAAP financial measures, refer to the section of this press release below titled “Adjusted Financial Metrics Reconciliation to GAAP.”

Forward-Looking Statements

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘expects,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘anticipates,’’ ‘‘believes,’’ ‘‘estimates,’’ ‘‘predicts,’’ or ‘‘potential’’ or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this press release reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed or contemplated in any forward-looking statement.

While forward-looking statements reflect our good faith projections, assumptions and expectations, they are not guarantees of future results. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law. Factors that could cause our results to differ materially include, but are not limited to: (1) general economic conditions and multifamily and commercial real estate market conditions, (2) regulatory and or legislative changes to Freddie Mac, Fannie Mae or HUD, (3) our ability to retain and attract loan originators and other professionals, and (4) changes in federal government fiscal and monetary policies, including any constraints or cuts in federal funds allocated to HUD for loan originations.

For a further discussion of these and other factors that could cause future results to differ materially from those expressed or contemplated in any forward-looking statements, see the section titled ‘‘Risk Factors” in our most recent Annual Report on Form 10-K and in our subsequent SEC filings. Such filings are available publicly on our Investor Relations web page at www.walkerdunlop.com.

Contacts:

Investors:	Media:
Claire Harvey	Susan Weber
Vice President, Investor Relations	Senior Vice President, Marketing
Phone: 301/634-2143	Phone: 301/215-5515
charvey@walkerdunlop.com	sweber@walkerdunlop.com

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

June 30, 2014 and December 31, 2013

(In thousands, except share and per share data)

	June 30,	December 31,
	2014	2013
	(unaudited)
Assets
Cash and cash equivalents	$66,275	$170,563
Restricted cash	9,111	5,427
Pledged securities, at fair value	58,551	49,651
Loans held for sale, at fair value	662,969	281,477
Loans held for investment, net	192,706	134,656
Servicing fees and other receivables, net	23,522	27,592
Derivative assets	18,505	19,563
Mortgage servicing rights	349,167	353,024
Goodwill and other intangible assets	61,232	61,777
Other assets	23,540	25,236

Total assets	$1,465,578	$1,128,966

Liabilities and stockholders’ equity

Liabilities
Accounts payable and other liabilities	$142,200	$143,452
Performance deposits from borrowers	8,814	5,234
Derivative liabilities	3,019	222
Guaranty obligation, net of accumulated amortization	23,234	23,489
Allowance for risk-sharing obligations	4,806	7,363
Warehouse notes payable	719,855	373,107
Note payable	172,512	173,258

Total liabilities	$1,074,440	$726,125

Stockholders’ Equity
Preferred shares, Authorized 50,000,000, none issued.	$—	$—
Common stock, $0.01 par value. Authorized 200,000,000; issued and outstanding 31,773,223 shares at June 30, 2014 and 33,999,551 shares at December 31, 2013	318	340
Additional paid-in capital	213,215	244,954
Retained earnings	177,605	157,547

Total stockholders’ equity	$391,138	$402,841

Commitments and contingencies	—	—

Total liabilities and stockholders’ equity	$1,465,578	$1,128,966

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(In thousands, except share and per share data)

Unaudited

	For the three months ended June 30,		For the six months ended June 30,
	2014	2013	2014	2013
Revenues
Gains from mortgage banking activities	$52,241	$63,076	$86,827	$106,007
Servicing fees	23,962	22,370	47,305	43,511
Net warehouse interest income	3,896	1,760	6,132	3,383
Escrow earnings and other interest income	1,120	916	2,195	1,858
Other	4,067	2,612	7,660	5,160

Total revenues	$85,286	$90,734	$150,119	$159,919

Expenses
Personnel	$34,053	$37,308	$58,588	$65,591
Amortization and depreciation	19,097	18,176	37,556	36,728
Provision for credit losses	279	751	108	1,152
Interest expense on corporate debt	2,621	870	5,194	1,838
Other operating expenses	8,305	9,827	15,832	18,478

Total expenses	$64,355	$66,932	$117,278	$123,787

Income from operations	$20,931	$23,802	$32,841	$36,132
Income tax expense	8,017	9,259	12,783	13,863

Net income	$12,914	$14,543	$20,058	$22,269

Basic earnings per share	$0.41	$0.43	$0.61	$0.66

Diluted earnings per share	$0.40	$0.42	$0.61	$0.65

Basic weighted average shares outstanding	31,710,759	33,699,944	32,624,372	33,635,472

Diluted weighted average shares outstanding	31,950,576	34,485,750	32,897,162	34,330,639

Operating Data

Unaudited

	For the three months ended June 30,		For the six months ended June 30,
(Dollars in thousands)	2014	2013	2014	2013
Origination Data:
Fannie Mae	$942,504	$771,766	$1,401,785	$1,534,739
Freddie Mac	613,347	615,783	981,784	1,130,378
Ginnie Mae - HUD	157,251	413,719	415,034	561,152
Brokered (1)	606,507	720,226	1,022,332	1,026,577
Interim Loans	65,805	37,920	147,055	37,920

Total	$2,385,414	$2,559,414	$3,967,990	$4,290,766

Key Metrics (as a percentage of total revenues):
Personnel expenses	40%	41%	39%	41%
Other operating expenses	10%	11%	11%	12%
Total expenses	75%	74%	78%	77%
Adjusted total expenses (2)	75%	72%	78%	76%
Operating margin	25%	26%	22%	23%
Adjusted operating margin (2)	25%	28%	22%	24%

Key Origination Metrics (as a percentage of origination volume):
Origination related fees	1.24%	1.35%	1.26%	1.32%
Fair value of MSRs created, net	0.95%	1.11%	0.92%	1.15%
Fair value of MSRs created, net as a percentage of GSE and HUD origination volume (3)	1.33%	1.58%	1.31%	1.52%

	As of June 30,
	2014	2013
Servicing Portfolio by Type:
Fannie Mae	$19,524,654	$19,541,380
Freddie Mac	10,922,884	10,017,202
Ginnie Mae - HUD	5,012,368	4,650,472
Brokered (1)	4,139,507	3,628,796
Interim Loans	194,320	47,420

Total	$39,793,733	$37,885,270

Key Servicing Metrics (end of period):
Weighted-average servicing fee rate	0.24%	0.24%

(1)	Brokered transactions for commercial mortgage backed securities, life insurance companies, and commercial banks.
(2)	This is a non-GAAP financial measure. For more information on our non-GAAP financial measures, refer to the section above titled “Non-GAAP Financial Measures.”
(3)	The fair value of the expected net cash flows associated with the servicing of the loan, net of any guaranty obligations retained, as a percentage of GSE and HUD volume. No MSRs are recorded for “brokered” transactions or interim loan program originations.

ADJUSTED FINANCIAL METRICS RECONCILIATION TO GAAP

Unaudited

	For the three months ended June 30,		For the six months ended June 30,
	2014	2013	2014	2013
(in thousands, except per share amounts)

Reconciliation of GAAP Net Income and GAAP Diluted Earnings Per Share to Adjusted Net Income and Adjusted Diluted Earnings Per Share
GAAP net income	$12,914	$14,543	$20,058	$22,269
Shares (1)	31,951	34,486	32,897	34,331

GAAP diluted earnings per share	$0.40	$0.42	$0.61	$0.65

GAAP net income	$12,914	$14,543	$20,058	$22,269
Adjustments:
Amortization of intangibles	—	430	509	1,709
Lease modification	—	825	—	825
Income tax impact of adjustments	—	(488)	(195)	(986)

Adjusted net income	$12,914	$15,310	$20,372	$23,817
Shares (1)	31,951	34,486	32,897	34,331

Adjusted diluted earnings per share	$0.40	$0.44	$0.62	$0.69

Reconciliation of GAAP Income from Operations and GAAP Operating Margin to Adjusted Income from Operations and Adjusted Operating Margin
GAAP income from operations	$20,931	$23,802	$32,841	$36,132
Total revenues	85,286	90,734	150,119	159,919

GAAP operating margin	25%	26%	22%	23%

GAAP income from operations	$20,931	$23,802	$32,841	$36,132
Adjustments:
Amortization of intangibles	—	430	509	1,709
Lease modification	—	825	—	825

Adjusted income from operations	$20,931	$25,057	$33,350	$38,666
Total revenues	85,286	90,734	150,119	159,919

Adjusted operating margin	25%	28%	22%	24%

Reconciliation of GAAP Total Expenses to Adjusted Total Expenses
GAAP total expenses	$64,355	$66,932	$117,278	$123,787
Adjustments:
Amortization of intangibles	—	(430)	(509)	(1,709)
Lease modification	—	(825)	—	(825)

Adjusted total expenses	$64,355	$65,677	$116,769	$121,253

ADJUSTED FINANCIAL METRICS RECONCILIATION TO GAAP (continued)

Unaudited

	For the three months ended June 30,		For the six months ended June 30,
	2014	2013	2014	2013

Reconciliation of GAAP Net Income to Adjusted EBITDA
GAAP net income	$12,914	$14,543	$20,058	$22,269
Recurring Adjustments:
Income tax expense	8,017	9,259	12,783	13,863
Interest expense	2,621	870	5,194	1,838
Amortization and depreciation	19,097	18,176	37,556	36,728
Provision for credit losses	279	751	108	1,152
Net write-offs	(1,264)	(4,500)	(2,625)	(4,500)
Stock compensation expense	2,003	2,544	4,274	4,704
Gains attributable to mortgage servicing rights (2)	(22,746)	(28,483)	(36,634)	(49,154)
Other Adjustments:
Lease modification	—	825	—	825

Adjusted EBITDA	$20,921	$13,985	$40,714	$27,725

(1):	Diluted weighted average shares outstanding.
(2):	Represents the fair value of the expected net cash flows from servicing recognized at commitment, net of the expected guaranty obligation.

Key Credit Metrics

Unaudited

	As of and for the three months ended June 30,		As of and for the six months ended June 30,
(Dollars in thousands)	2014	2013	2014	2013
Key Credit Metrics
Risk-sharing servicing portfolio:
Fannie Mae Full Risk	$13,629,747	$12,725,049	$13,629,747	$12,725,049
Fannie Mae Modified Risk	4,392,372	4,282,776	4,392,372	4,282,776
Freddie Mac Modified Risk	53,752	68,790	53,752	68,790
GNMA/HUD Full Risk	4,797	4,926	4,797	4,926

Total risk-sharing servicing portfolio	$18,080,668	$17,081,541	$18,080,668	$17,081,541

Non risk-sharing servicing portfolio:
Fannie Mae No Risk	$1,502,535	$2,533,555	$1,502,535	$2,533,555
Freddie Mac No Risk	10,869,132	9,948,412	10,869,132	9,948,412
GNMA/HUD No Risk	5,007,571	4,645,546	5,007,571	4,645,546
Brokered	4,139,507	3,628,796	4,139,507	3,628,796

Total non risk-sharing servicing portfolio	$21,518,745	$20,756,309	$21,518,745	$20,756,309

Total loans serviced for others	$39,599,413	$37,837,850	$39,599,413	$37,837,850

Interim loans (full risk) servicing portfolio	$194,320	$47,420	$194,320	$47,420

Total servicing portfolio unpaid principal balance	$39,793,733	$37,885,270	$39,793,733	$37,885,270

At risk servicing portfolio (1)	$15,698,224	$14,624,757	$15,698,224	$14,624,757
Maximum exposure to at risk portfolio (2)	3,735,832	2,924,951	3,735,832	2,924,951
60+ Day delinquencies, within at risk portfolio	—	9,115	—	9,115
At risk loan balances associated with allowance for risk-sharing obligations	$40,381	$112,958	$40,381	$112,958

Allowance for risk-sharing obligations:
Beginning balance	$5,662	$16,071	$7,363	$15,670
Provision for risk-sharing obligations	408	751	68	1,152
Net write-offs	(1,264)	(4,500)	(2,625)	(4,500)

Ending balance	$4,806	$12,322	$4,806	$12,322

60+ Day delinquencies as a percentage of the at risk portfolio	0.00%	0.06%	0.00%	0.06%
Allowance for risk-sharing as a percentage of the at risk portfolio	0.03%	0.08%	0.03%	0.08%
Net write-offs as a percentage of the at risk portfolio	0.01%	0.03%	0.02%	0.03%
Allowance for risk-sharing as a percentage of the specifically identified at risk balances	11.90%	10.91%	11.90%	10.91%
Allowance for risk-sharing as a percentage of maximum exposure	0.13%	0.42%	0.13%	0.42%
Allowance for risk-sharing and guaranty obligation as a percentage of maximum exposure	0.75%	1.20%	0.75%	1.20%

(1)	At risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below, as well as an immaterial balance of Freddie Mac and GNMA/HUD loans on which we share in the risk of loss. Use of the at risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at risk portfolio.

For example, a $15 million loan with 50% DUS risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk-sharing. Accordingly, if the $15 million loan with 50% DUS risk-sharing was to default, the Company would view the overall loss as a percentage of the at risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, all but three of the Company’s risk-sharing obligations that we have settled have been from full risk-sharing loans.

(2)	Represents the maximum loss we would incur under our risk-sharing obligations if all of the loans we service, for which we retain some risk of loss, were to default and all of the collateral underlying these loans was determined to be without value at the time of settlement. The maximum exposure is not representative of the actual loss we would incur.